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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15/A

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number
                           TOUCHSTONE RESOURCES , LTD.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                1260-609 Granville Street, Vancouver, BC, V7Y 1G5
                -------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                           Common Stock, no per value
                           --------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                   Rule 12g-4(a)(1)(i) [X]       Rule 12h-3(b)(1)(ii) [  ]
                  Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(2)(i) [  ]
                   Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(ii) [  ]
                  Rule 12g-4(a)(2)(ii) [ ]        Rule 12g-4(a)(1)(i) [  ]
                   Rule 12h-3(b)(1)(i) [ ]                Rule 15d-6  [  ]

         Approximate number of holders of record as of the certification or notice date: 55

         Pursuant to the requirements of the Securities Exchange Act of 1934, Touchstone Resources, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:   October 24, 2001                   BY: /s/ Mark A. Bush
                                                ----------------------------
                                                Mark A. Bush
                                                President and Director